Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-110736) of SIRVA, Inc. of our report dated January 29, 2007, except for the effects of the discontinued operations described in Note 21, as to which the date is May 30, 2007, relating to the financial statements and financial statement schedule for the year ended December 31, 2005, which appears in SIRVA, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP.

Chicago, Illinois
March 12, 2008